FOR IMMEDIATE RELEASE	Company Contact
Investors: Jim Zeumer
(404) 978-6434
Email: jim.zeumer@pultegroup.com

PULTEGROUP REPORTS SECOND QUARTER 2018 FINANCIAL RESULTS

•	Reported Net Income Per Share of $1.12 Reflects Favorable Impact of Insurance Adjustments, Land Sale Gains and Lower Tax Rate

•	Revenue Growth and Operational Gains Drive 89% Year-Over-Year Increase in Adjusted Net Income Per Share to $0.89

•	Home Sale Revenues Increased 25% to $2.5 Billion

•	Reported Gross Margin Increased to 24.0%

•	Reported Operating Margin of 14.8%; Adjusted Operating Margin Increased 180 Basis Points Over Prior Year to 13.2%

•	Value of Net New Orders Increased 3% to $2.7 Billion; Net New Orders Decreased 1% to 6,341 Homes

•	Backlog Value Increased 17% to $5.2 Billion; Backlog Increased 11% to 11,845 Homes

ATLANTA - July 26, 2018 - PulteGroup, Inc. (NYSE: PHM) announced today financial results for its second quarter ended June 30, 2018. For the quarter, the Company’s reported net income was $324 million, or $1.12 per share. Adjusted net income for the period was $259 million, or $0.89 per share, after excluding $38 million of pretax benefit associated with insurance reserve adjustments, $26 million of pretax land-sale gains, and $17 million of net tax benefits recorded during the period.
Reported net income for the prior year second quarter was $101 million, or $0.32 per share. Adjusted net income for the prior year period was $148 million, or $0.47 per share, after excluding $121 million of pretax charges associated with the decision to dispose of select non-core land assets, $8 million of net pretax benefit relating to warranty and insurance reserve adjustments, and $24 million of net tax benefits recorded during the period.
“Working against our defined strategic plan, our operating teams continue to do an outstanding job as revenues increased 25%, adjusted gross margin increased 60 basis points, and adjusted EPS surged 89%,” said Ryan Marshall, President and Chief Executive Officer of PulteGroup. “Given the operating and financial gains we have realized through the first half of 2018, and with almost 12,000 homes in backlog, we are well positioned to deliver outstanding full-year results.”

“We continue to see U.S. housing demand being supported by a number of positive market dynamics including an expanding economy, ongoing growth in jobs and wages, historically low unemployment, and sustained high levels of consumer confidence,” added Mr. Marshall. “With our strong land pipeline and ability to serve all primary buyer groups, we believe PulteGroup is well positioned to grow its business within this market environment, while continuing to generate high financial returns.”
Second Quarter Results
Home sale revenues for the second quarter increased 25% over the prior year to $2.5 billion. The increase in revenues for the period was driven by a 14% increase in deliveries to 5,741 homes, combined with a 10% increase in average sales price to $427,000.
Reported gross margin for the second quarter was 24.0%, which is 60 basis points higher than second quarter 2017 adjusted gross margin of 23.4%. Prior year adjusted gross margin excludes the impact of the land-related and warranty charges recorded in the period.
Reported SG&A expense for the second quarter of $226 million, or 9.2% of home sale revenues, includes the $38 million benefit relating to an insurance reserve adjustment recorded in the period. Exclusive of this benefit, adjusted SG&A expense for the quarter was $264 million, or 10.8% of home sale revenues. Adjusted SG&A expense for the prior year was $236 million, or 12.0% of home sale revenues, which excludes a $20 million benefit relating to an insurance reserve adjustment recorded in the period.
In the quarter, the Company recorded land sales gains totaling $27.3 million relating primarily to the sale of two land parcels that were completed in the period.
Net new orders for the second quarter declined less than 1.0% from the prior year to 6,341 homes. The dollar value of net new orders increased 3% to $2.7 billion. For the quarter, the Company operated out of 847 communities.
PulteGroup’s unit backlog increased 11% over the prior year to 11,845 homes. The value of homes in backlog increased 17% to $5.2 billion. The average sales price of homes in backlog is $439,000, which is 5% higher than last year’s average sales price in backlog.
Second quarter pretax income for the Company's financial services operations increased 9% over the prior year to $21 million. Financial services benefitted from higher homebuilder closing volumes and an increase in the average loan size. Mortgage capture rate for the quarter was 76%, compared with 79% in the prior year.
For the quarter, the Company reported $85 million of income tax expense, representing an effective tax rate of 20.8%. The Company’s tax rate for the quarter included the net benefit of $17 million of tax adjustments recorded in the period. Excluding this benefit, the Company’s effective tax rate would have been approximately 25%.
During the quarter, PulteGroup repurchased 1.7 million common shares for $53 million, or an average price of $30.07 per share.
A conference call discussing PulteGroup's second quarter 2018 results is scheduled for Thursday, July 26, 2018, at 8:00 a.m. Eastern Time. Interested investors can access the live webcast via PulteGroup's corporate website at www.pultegroupinc.com.

Forward-Looking Statements

This press release includes "forward-looking statements." These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “project,” “may,” “can,” “could,” “might,” "should", “will” and similar expressions identify forward-looking statements, including statements related to any impairment charge and the impacts or effects thereof, expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: interest rate changes and the availability of mortgage financing; competition within the industries in which we operate; the availability and cost of land and other raw materials used by us in our homebuilding operations; the impact of any changes to our strategy in responding to the cyclical nature of the industry, including any changes regarding our land positions and the levels of our land spend; the availability and cost of insurance covering risks associated with our businesses; shortages and the cost of labor; weather related slowdowns; slow growth initiatives and/or local building moratoria; governmental regulation directed at or affecting the housing market, the homebuilding industry or construction activities; uncertainty in the mortgage lending industry, including revisions to underwriting standards and repurchase requirements associated with the sale of mortgage loans; the interpretation of or changes to tax, labor and environmental laws, including, but not limited to the Tax Cuts and Jobs Act which could have a greater impact on our effective tax rate or the value of our deferred tax assets than we anticipate; economic changes nationally or in our local markets, including inflation, deflation, changes in consumer confidence and preferences and the state of the market for homes in general; legal or regulatory proceedings or claims; our ability to generate sufficient cash flow in order to successfully implement our capital allocation priorities; required accounting changes; terrorist acts and other acts of war; and other factors of national, regional and global scale, including those of a political, economic, business and competitive nature. See PulteGroup's Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and other public filings with the Securities and Exchange Commission (the “SEC”) for a further discussion of these and other risks and uncertainties applicable to our businesses. We undertake no duty to update any forward-looking statement, whether as a result of new information, future events or changes in our expectations.

About PulteGroup

PulteGroup, Inc. (NYSE: PHM), based in Atlanta, Georgia, is one of America's largest homebuilding companies with operations in approximately 50 markets throughout the country. Through its brand portfolio that includes Centex, Pulte Homes, Del Webb, DiVosta Homes and John Wieland Homes and Neighborhoods, the Company is one of the industry's most versatile homebuilders able to meet the needs of multiple buyer groups and respond to changing consumer demand. PulteGroup conducts extensive research to provide homebuyers with innovative solutions and consumer inspired homes and communities to make lives better.

For more information about PulteGroup, Inc. and PulteGroup brands, go to www.pultegroupinc.com;
www.pulte.com; www.centex.com; www.delwebb.com; www.divosta.com and www.jwhomes.com.

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PulteGroup, Inc. Consolidated Results of Operations ($000's omitted, except per share data) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Revenues:
Homebuilding
Home sale revenues	$2,450,054	$1,965,641	$4,361,652	$3,551,063
Land sale and other revenues	66,904	8,944	79,461	11,632
	2,516,958	1,974,585	4,441,113	3,562,695
Financial Services	52,764	47,275	98,702	89,042
Total revenues	2,569,722	2,021,860	4,539,815	3,651,737

Homebuilding Cost of Revenues:
Home sale cost of revenues	(1,862,133)	(1,549,937)	(3,322,073)	(2,767,615)
Land sale cost of revenues	(38,183)	(87,599)	(49,731)	(90,827)
	(1,900,316)	(1,637,536)	(3,371,804)	(2,858,442)

Financial Services expenses	(32,224)	(28,478)	(64,436)	(56,846)
Selling, general, and administrative expenses	(226,056)	(216,211)	(466,950)	(452,479)
Other expense, net	(1,956)	(17,088)	(3,263)	(22,157)
Income before income taxes	409,170	122,547	633,362	261,813
Income tax expense	(85,081)	(21,798)	(138,521)	(69,545)
Net income	$324,089	$100,749	$494,841	$192,268

Per share:
Basic earnings	$1.12	$0.32	$1.72	$0.60
Diluted earnings	$1.12	$0.32	$1.71	$0.60
Cash dividends declared	$0.09	$0.09	$0.18	$0.18

Number of shares used in calculation:
Basic	285,276	312,315	285,976	315,021
Effect of dilutive securities	1,378	1,565	1,088	1,946
Diluted	286,654	313,880	287,064	316,967

PulteGroup, Inc. Condensed Consolidated Balance Sheets ($000's omitted) (Unaudited)

	June 30, 2018	December 31, 2017

ASSETS

Cash and equivalents	$367,091	$272,683
Restricted cash	34,824	33,485
Total cash, cash equivalents, and restricted cash	401,915	306,168
House and land inventory	7,499,665	7,147,130
Land held for sale	77,941	68,384
Residential mortgage loans available-for-sale	369,634	570,600
Investments in unconsolidated entities	61,718	62,957
Other assets	759,230	745,123
Intangible assets	134,092	140,992
Deferred tax assets, net	511,381	645,295
	$9,815,576	$9,686,649

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Accounts payable	$399,330	$393,815
Customer deposits	354,968	250,779
Accrued and other liabilities	1,242,349	1,356,333
Income tax liabilities	22,484	86,925
Financial Services debt	264,043	437,804
Notes payable	3,005,690	3,006,967
	5,288,864	5,532,623
Shareholders' equity	4,526,712	4,154,026
	$9,815,576	$9,686,649

PulteGroup, Inc. Consolidated Statements of Cash Flows ($000's omitted) (Unaudited)

	Six Months Ended
	June 30,
	2018	2017
Cash flows from operating activities:
Net income	$494,841	$192,268
Adjustments to reconcile net income to net cash from operating activities:
Deferred income tax expense	126,991	80,841
Land-related charges	5,841	129,108
Depreciation and amortization	24,161	26,023
Share-based compensation expense	16,162	20,871
Other, net	(2,803)	(1,536)
Increase (decrease) in cash due to:
Inventories	(281,362)	(486,393)
Residential mortgage loans available-for-sale	199,623	172,943
Other assets	15,822	15,309
Accounts payable, accrued and other liabilities	(51,694)	26,892
Net cash provided by (used in) operating activities	547,582	176,326
Cash flows from investing activities:
Capital expenditures	(33,059)	(16,892)
Investments in unconsolidated entities	(1,000)	(17,832)
Other investing activities, net	6,915	3,143
Net cash used in investing activities	(27,144)	(31,581)
Cash flows from financing activities:
Repayments of debt	(82,432)	(2,153)
Borrowings under revolving credit facility	1,566,000	110,000
Repayments under revolving credit facility	(1,566,000)	(110,000)
Financial Services borrowings (repayments)	(173,761)	(177,918)
Debt issuance costs	(8,090)	—
Stock option exercises	4,467	15,966
Share repurchases	(112,491)	(405,819)
Dividends paid	(52,384)	(58,214)
Net cash provided by (used in) financing activities	(424,691)	(628,138)
Net increase (decrease)	95,747	(483,393)
Cash, cash equivalents, and restricted cash at beginning of period	306,168	723,248
Cash, cash equivalents, and restricted cash at end of period	$401,915	$239,855

Supplemental Cash Flow Information:
Interest paid (capitalized), net	$(387)	$(2,359)
Income taxes paid (refunded), net	$77,077	$(10,980)

PulteGroup, Inc. Segment Data ($000's omitted) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
HOMEBUILDING:
Home sale revenues	$2,450,054	$1,965,641	$4,361,652	$3,551,063
Land sale and other revenues	66,904	8,944	79,461	11,632
Total Homebuilding revenues	2,516,958	1,974,585	4,441,113	3,562,695

Home sale cost of revenues	(1,862,133)	(1,549,937)	(3,322,073)	(2,767,615)
Land sale cost of revenues	(38,183)	(87,599)	(49,731)	(90,827)
Selling, general, and administrative expenses ("SG&A")	(226,056)	(216,211)	(466,950)	(452,479)
Other expense, net	(2,133)	(17,239)	(3,548)	(22,412)
Income before income taxes	$388,453	$103,599	$598,811	$229,362

FINANCIAL SERVICES:
Income before income taxes	$20,717	$18,948	$34,551	$32,451

CONSOLIDATED:
Income before income taxes	$409,170	$122,547	$633,362	$261,813

OPERATING METRICS:
Gross margin % (a)(b)	24.0%	21.1%	23.8%	22.1%
SG&A % (a)	(9.2)%	(11.0)%	(10.7)%	(12.7)%
Operating margin % (a)	14.8%	10.1%	13.1%	9.4%

(a)	As a percentage of home sale revenues.

(b)	Gross margin equals home sale revenues minus home sale cost of revenues.

PulteGroup, Inc. Segment Data, continued ($000's omitted) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017

Home sale revenues	$2,450,054	$1,965,641	$4,361,652	$3,551,063

Closings - units
Northeast	401	296	652	528
Southeast	1,072	949	1,996	1,785
Florida	1,134	910	2,021	1,742
Midwest	872	907	1,639	1,575
Texas	1,096	1,042	1,905	1,882
West	1,166	940	2,154	1,757
	5,741	5,044	10,367	9,269
Average selling price	$427	$390	$421	$383

Net new orders - units
Northeast	450	376	898	787
Southeast	1,093	1,193	2,352	2,270
Florida	1,347	1,090	2,791	2,130
Midwest	1,055	1,089	2,157	2,251
Texas	1,183	1,189	2,506	2,400
West	1,213	1,458	2,512	2,683
	6,341	6,395	13,216	12,521
Net new orders - dollars	$2,694,271	$2,625,091	$5,587,823	$5,071,230

Unit backlog
Northeast			758	646
Southeast			2,072	1,856
Florida			2,448	1,806
Midwest			2,005	1,983
Texas			2,027	1,930
West			2,535	2,453
			11,845	10,674
Dollars in backlog			$5,205,234	$4,461,680

PulteGroup, Inc. Segment Data, continued ($000's omitted) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
MORTGAGE ORIGINATIONS:
Origination volume	3,635	3,330	6,627	6,203
Origination principal	$1,122,017	$969,691	$2,031,817	$1,776,043
Capture rate	75.8%	78.9%	76.6%	79.5%

Supplemental Data ($000's omitted) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017

Interest in inventory, beginning of period	$240,013	$203,828	$226,611	$186,097
Interest capitalized	43,771	44,949	87,731	89,872
Interest expensed	(40,157)	(35,927)	(70,715)	(63,119)
Interest in inventory, end of period	$243,627	$212,850	$243,627	$212,850

PulteGroup, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

This report contains information about our operating results reflecting certain adjustments, including: adjustments to gross margin from home sales; selling general, and administrative expenses ("SG&A"); net income; and diluted earnings per share ("EPS"). These measures are considered non-GAAP financial measures under the SEC's rules and should be considered in addition to, rather than as a substitute for, the comparable GAAP financial measures as measures of our profitability. We believe that reflecting these adjustments provides investors relevant and useful information for evaluating the comparability of financial information presented and comparing our profitability to other companies in the homebuilding industry. Although other companies in the homebuilding industry report similar information, the methods used may differ. We urge investors to understand the methods used by other companies in the homebuilding industry to calculate these measures and any adjustments thereto before comparing our measures to those of such other companies.

The following tables set forth a reconciliation of the non-GAAP financial measures to the GAAP financial measures that management believes to be most directly comparable ($000's omitted):

Reconciliation of Adjusted Net Income and Adjusted EPS

		Three Months Ended
	Results of Operations Classification	June 30,
		2018	2017

Net income, as reported		$324,089	$100,749
Adjustments to income before income taxes:
Land and community valuation adjustments	Home sale cost of revenues	—	31,487
Warranty claim	Home sale cost of revenues	—	12,106
Net realizable value adjustments - land held for sale	Land sale cost of revenues	—	81,006
Land sale gains	Land sale revenues / cost of revenues	(26,402)	—
Insurance reserve reversal	SG&A	(37,890)	(19,813)
Impairments of joint ventures	Other expense, net	—	8,017
Income tax effect of the above items	Income tax expense	16,086	(41,737)
Net tax benefits	Income tax expense	(17,276)	(23,808)
Adjusted net income		$258,607	$148,007

EPS (diluted), as reported		$1.12	$0.32
Adjusted EPS (diluted)		$0.89	$0.47

Other Reconciliations

	Three Months Ended
	June 30,
	2018		2017

Home sale revenues	$2,450,054		$1,965,641

Gross margin from home sales, as reported	$587,921	24.0%	$415,704	21.1%
Adjustments:
Land and community valuation adjustments	—	—%	31,487	1.6%
Warranty claim	—	—%	12,106	0.6%
Adjusted gross margin from home sales	$587,921	24.0%	$459,297	23.4%

SG&A, as reported	$226,056	9.2%	$216,211	11.0%
Adjustments:
Insurance reserve reversal	37,890	1.5%	19,813	1.0%
Adjusted SG&A	$263,946	10.8%	$236,024	12.0%

Operating margin, as reported*		14.8%		10.1%
Adjusted operating margin**		13.2%		11.4%
*Operating margin represents gross margin from home sales less SG&A
**Adjusted operating margin represents adjusted gross margin from home sales less adjusted SG&A